Exhibit 10.5

FORM OF RSU AGREEMENT

CSQUARE, INC.

2026 Omnibus Incentive Plan

Notice of RSU Grant

Participant:	[__]

# of Shares Underlying RSUs:	[__]

Date of Grant:	[__]

Vesting Schedule:	The RSUs shall vest as follows: 20% on March 30, 2027, and 20% on each of the next four anniversaries thereafter, subject to the terms and conditions set forth in the Award Agreement attached hereto as Annex I (together with this Grant Notice, the “Award Agreement”), subject to the terms and conditions set forth in the Award Agreement.

[Signature Page Follows]

Participant has accepted the RSUs and acknowledges and agrees that the RSUs are granted under and subject to (except as set forth herein), the Csquare, Inc. 2026 Omnibus Incentive Plan and the Award Agreement.

PARTICIPANT

By:
[Name]

CSQUARE, INC

By:
Name:
Title:

[Signature Page to RSU Agreement]

CSQUARE, INC.

2026 Omnibus Incentive Plan

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Notice of RSU Grant (“Grant Notice”) and this Restricted Stock Unit Award Agreement, Csquare, Inc. (together with any and all successor entities, the “Company”) has granted Participant Restricted Stock Units (the “RSUs”) under the Csquare, Inc. 2026 Omnibus Incentive Plan (the “Plan”) with respect to the number of Shares indicated in the Grant Notice (the “Award”). Each RSU represents the right to receive one Share. The RSUs are granted to Participant effective as of the Date of Grant. Capitalized terms not explicitly defined in this Award Agreement or in the Grant Notice but defined in the Plan shall have the same definitions as in the Plan.

1.            Vesting; Settlement.

(a)            [Rollover Award. For the avoidance of doubt, the RSUs granted pursuant to this Award Agreement are being awarded in respect of the Participant’s Rollover Award (as defined in the Employment Agreement).]

(b)            Vesting; Termination of Service.

(i)            Subject to Participant’s continued Service through each vesting date as specified in the Grant Notice (each such date and any date on which RSUs vest pursuant to the immediately following sentence or pursuant to the below provisions, a “Vesting Date”), the RSUs shall vest in accordance with the Grant Notice.

(ii)            All RSUs shall vest upon the occurrence of a Liquidity Event (as defined below), subject to Participant’s continued Service through such date.

(iii)            If Participant’s Service terminates for any reason, Participant shall forfeit any unvested RSUs as of the date of such termination, and Participant shall not be entitled to receive any payments or Shares with respect thereto. [Notwithstanding the foregoing or anything in this Award Agreement or the Plan to the contrary, to the extent the Employment Agreement provides for different treatment of the RSUs upon a termination of the Participant’s Service, the RSUs shall become vested to the extent provided in the Employment Agreement, subject to any terms and conditions for such vesting set forth in the Employment Agreement.]

(c)            Settlement Following Vesting; Liquidity Restrictions. Subject to the provisions of this Award Agreement, promptly following the applicable Vesting Date (and no later than the 60th day following the applicable Vesting Date, except as set forth in Section 5(e) to the extent applicable), Participant shall receive the number of Shares that correspond to the number of RSUs that have vested subject to Section 1(a), less the Shares withheld by the Company pursuant to Section 4 below. If any after-tax Shares are delivered before the Liquidity Restriction Lapse, such Shares shall not be assignable, saleable, transferable, pledged or otherwise alienable by Participant until the Liquidity Restriction Lapse, except as otherwise permitted by the Committee or required by applicable law. The Company may cause any such Shares to be held in book-entry form subject to the Company’s instructions or appropriate stop-transfer orders or legends to enforce these restrictions. Upon the Liquidity Restriction Lapse, such Shares shall be fully assignable, saleable and transferable by Participant, provided that any such assignment, sale, transfer or other alienation with respect to such Shares shall be in accordance with applicable securities laws.

(d)            Definitions. For the purpose of this Agreement:

(i)            “Brookfield” means, collectively, Brookfield Corporation and its affiliates and the investment funds managed, sponsored or advised by Brookfield and its affiliates.

(ii)            “Employment Agreement” means that certain [Amended and Restated] Employment Agreement dated as of June 16, 2026.

(iii)            “Good Leaver Termination” means the cessation of Participant’s Service with the Company due to: (A) Participant’s death or Disability; (B) Participant’s termination of Service by the Company without Cause (as defined in the Service Agreement); or (C) Participant’s resignation at the end of the notice period under the Service Agreement so long as there are no events which would constitute Cause upon such resignation.

(iv)            “Liquidity Event” shall mean the occurrence of a Liquidity Event Date (as defined in the Bonus Plan); provided that for the avoidance of doubt, a Liquidity Event includes the date on which Brookfield sells down their direct or indirect equity investment in the Company to less than 51% of the then-outstanding equity interests in the Company. For clarity,  any internal reorganization, recapitalization, holding-company formation, restructuring or other transaction (but excluding transactions involving a continuation vehicle, which will constitute a Liquidity Event) undertaken that results in a fund under common control with Brookfield becoming the beneficial owner of the Company shall not constitute a Liquidity Event so long as such transaction does not result in Brookfield holding less than 51% of its direct or indirect equity investment in the Company.

(v)            “Liquidity Restriction Lapse” means the earliest to occur of: (A) a Liquidity Event, (B) the third anniversary of the closing date of the Company’s initial public offering (the “IPO”) or (C) a Good Leaver Termination.

2.            Dividend Equivalents. Participant will be credited with dividend equivalents in cash if and when dividends are paid with respect to Shares. However, unless otherwise provided by the Committee, Participant will not be entitled to receive such dividend equivalents unless and until Participant vests in the underlying RSUs, at which time accrued dividend equivalents shall be paid.

3.            Rights as a Stockholder. Participant shall have no rights as a stockholder with respect to the RSUs unless and until Participant becomes the record owner of the Shares underlying the RSUs.

4.            Tax Withholding. Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that Participant incurs in connection with the receipt, vesting or settlement of any RSU granted hereunder. The Company shall be authorized to withhold from the Award a number of Shares in accordance with the Plan in satisfaction of applicable withholding taxes due in respect of the Award, including upon settlement, as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes; provided, however, that no Shares shall be withheld with a value exceeding the maximum statutory rates in the applicable tax jurisdictions. Unless otherwise determined by the Committee, withholding shall be satisfied by the foregoing net share settlement. The Company may also require such taxes to be satisfied through market sales or other methods permitted by the Plan.

[Signature Page to RSU Agreement]

5.            Miscellaneous.

(a)            Compliance with Legal Requirements. The granting of the RSU, and any other obligations of the Company under this Award Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations. Participant agrees to take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law in exercising Participant’s rights under this Award Agreement.

(b)            No Transfer of RSUs. The RSUs shall be subject to Section 15(b) of the Plan.

(c)            Participant’s Service. Nothing in this Award shall confer upon Participant any right to continue Participant’s Service or interfere in any way with the right of the Company or any of its Affiliates or stockholders, as the case may be, to terminate Participant’s Service or to increase or decrease Participant’s compensation at any time. The grant of the RSUs is a one-time benefit and does not create any contractual or other right to receive any other grant or other Award under the Plan in the future. The grant of the RSUs does not form part of Participant’s entitlement to compensation or other benefits in terms of Participant’s Service.

(d)            Amendment; Waiver. No amendment or modification of this Award Agreement in a manner that would adversely affect Participant shall be effective unless signed in writing by or on behalf of the Company and Participant. No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(e)            Section 409A. This Award Agreement is intended to be exempt from, or comply with, the requirements of Section 409A of the Code and the regulations thereunder, and the provisions of this Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and this Award Agreement shall be operated accordingly. If any provision of this Award Agreement or any term or condition of the RSUs would otherwise conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything else in this Award Agreement, if the Committee considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and the amount hereunder is “deferred compensation” subject to Section 409A of the Code any distribution that otherwise would be made to such Participant with respect to RSUs as a result of such separation from service shall not be made until the date that is six months after such separation from service, except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. Notwithstanding the foregoing, the tax treatment of the benefits provided under this Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A of the Code.

[Signature Page to RSU Agreement]

(f)            General Assets. All amounts credited in respect of the RSUs to the book-entry account under this Award Agreement shall continue for all purposes to be part of the general assets of the Company. Participant’s interest in such account shall make Participant only a general, unsecured creditor of the Company.

(g)            Notices. All notices, requests and other communications under this Award Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested to the contact details below. The parties may use e-mail delivery, so long as the message is clearly marked, sent to the e-mail address(es) set forth below.

if to the Company, to:

Csquare, Inc.

3100 Olympus Blvd., Suite 510

Coppell, TX 75019

(855) 699-8372

Attention: Chief Legal and Administrative Officer

Catherine Smith

if to Participant, to the address, facsimile number or e-mail address that Participant most recently provided to the Company, or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto.

(h)            Severability. The invalidity or unenforceability of any provision of this Award Agreement shall not affect the validity or enforceability of any other provision of this Award Agreement, and each other provision of this Award Agreement shall be severable and enforceable to the extent permitted by law.

(i)            Successors. The terms of this Award Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of Participant and the beneficiaries, executors, administrators, heirs and successors of Participant.

(j)            Entire Agreement. Participant (i) acknowledges that there has been an opportunity to consult independent counsel regarding the terms hereof and (i) has accepted the grant of RSUs and agrees to be bound by the contractual terms set forth herein. This Award Agreement, including the Plan, constitutes the entire agreement between Participant and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter. In the event of a conflict between the terms and provisions of the Plan, this Award Agreement or the Employment Agreement, the terms of this Award Agreement and the Employment Agreement shall control.

[Signature Page to RSU Agreement]

(k)            Governing Law. Except as otherwise set forth in a Service Agreement, this Award Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(l)            Dispute Resolution; Consent to Jurisdiction. Except as otherwise set forth in a Service Agreement, Participant and the Company agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Award Agreement (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the United States federal and state courts in Wilmington, Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(m)            Electronic Delivery. Participant consents to the electronic delivery of any information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information shall be delivered in hard copy to Participant). The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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[Signature Page to RSU Agreement]